Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD SEPTEMBER SALES UP 46 PERCENT; FORD ON TRACK TO GAIN MARKET SHARE FOR SECOND YEAR IN A ROW

●	Ford, Lincoln and Mercury September sales totaled 160,873, up 46 percent versus year ago

●	Ford’s balanced portfolio of high-quality, fuel-efficient new cars, utilities and trucks drives September’s sales and market share gains; car sales up 40 percent, utilities up 61 percent and trucks up 43 percent

●	Transit Connect, Ford’s purpose-built commercial van posts best sales month ever

●	Ford Edge (paced by new 2011 model), Fusion and Escape set September sales records

●	Ford’s F-Series truck posts 40 percent increase; 2011 F-150, with its lineup of four new engines unveiled to media and consumers in multi-city tour, continues to set the standard for full-size pickups

DEARBORN, Mich., Oct. 1, 2010 – Consumer demand for Ford’s fresh lineup of high-quality, fuel-efficient vehicles in September helped the company continue to grow both sales and retail market share.

Ford, Lincoln and Mercury sales in September totaled 160,873, up 46 percent versus a year ago. Ford’s market share also increased in September, marking the 23rd time in the last 24 months that Ford’s share of the retail market increased.

Year-to-date sales totaled 1.44 million, up 21 percent – growth more than double the overall industry rate. Ford is on track to gain market share for the second year in a row – a result not achieved since 1993.

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“The key to our success in the U.S. market is the relentless cadence of new vehicle, powertrain and technology introductions,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Every high-quality, fuel-efficient new vehicle provides Ford and its dealers with an opportunity to reach new customers and build a stronger foundation for future growth.”

Ford’s Newest Products
The Ford Edge and Lincoln MKX crossovers, the company’s latest new products to arrive in dealerships, are the first to offer MyFordTouch and MyLincolnTouch, respectively – state-of-the-art technology to better connect drivers with their vehicle information, entertainment and on-board technologies.  The new Ford Edge features best-in-class horsepower and unsurpassed V6 highway fuel economy.  The new Lincoln MKX offers best-in-class fuel economy and 305 horsepower – an increase of 40 hp versus the prior model.

Sales for the Ford Edge in September totaled 12,815, a record for the month and up 186 percent versus a year ago. Sales for the Lincoln MKX totaled 2,658, the highest sales month in over two years and up 76 percent versus a year ago.

The pace of sales for the all-new Fiesta accelerated in the second half of the month as availability at Ford dealers began to improve. September sales for the highly acclaimed subcompact totaled 3,050.  Fiesta’s conquest rate is 57 percent – the highest of any Ford product.

“Fiesta customers love their new cars,” said Czubay. “The Fiesta is our strongest proof point yet that our global growth strategy is working. This is important for consumers, dealers and employees to recognize as we prepare to launch the Focus – the next all-new product from Ford’s global product development system.”

Another global product star – the Ford Transit Connect, a small, purpose-built van – launched in North America last summer.  In September, this new vehicle aimed at small businesses posted its highest-ever sales month of 3,571.

Go to http://media.ford.com for news releases and high-resolution photographs.

Ford’s Balanced Vehicle Portfolio
In September, cars were up 40 percent versus a year ago.  Sales of all Ford cars were up sharply from a year ago:
•	Focus was up 48 percent
•	Fusion was up 47 percent and set a September sales record
•	Taurus was up 37 percent
•	Mustang was up 17 percent

Utility vehicles were up 61 percent versus a year ago.  In addition to the Edge and MKX:
•	Ford Escape sales were up 65 percent and set a September sales record
•	Ford Expedition sales were up 24 percent
•	Mercury Mariner and Mountaineer sales were up 65 percent and 60 percent, respectively
•	Lincoln MKT sales were up 16 percent

September truck sales were up 43 percent, thanks in part to a special Ford Truck promotion that continues to the end of October. Highlights include:
•	Sales for Ford’s F-Series, America’s best-selling truck, totaled 47,433, up 40 percent versus a year ago; year-to-date, F-Series sales totaled 385,879, up 31 percent
•	Ford Econoline, the best-selling full-size van in America, was up 25 percent

For 2011, F-150 further ensures its leadership with an all-new powertrain lineup of four new engines, including a 3.5-liter EcoBoost, and a new six-speed transmission that will deliver class-leading capability and fuel economy.  This truck lineup will be 20 percent more fuel efficient than the 2010 models. F-150 pickups with the new 3.7-liter V6, 5.0-liter V8 and 6.2-liter V8 will be in dealership showrooms later this fall.  The F-150 with EcoBoost will be available for sale early next year.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 159,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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Go to http://media.ford.com for news releases and high-resolution photographs.